EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-154716) of Insituform Technologies, Inc. of our report dated March 31, 2006, relating to the consolidated statements of income and undistributed earnings, and cash flows of The Bayou Companies, L.L.C. and Subsidiaries for the year ended December 31, 2005, which appears in this Current Report on Form 8-K.

/s/ UHY LLP

St. Louis, Missouri

May 1, 2009